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                                                                    EXHIBIT 11
                      OAKWOOD HOMES CORPORATION AND SUBSIDIARIES

        CALCULATION OF PRIMARY AND FULLY DILUTED EARNINGS PER COMMON SHARE
                         (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                          September 30,        September 30,         September 30,
                                              1994                1993 (1)              1992 (1)
    Weighted average number of common        21,066               19,220                13,861
      shares outstanding
    Add:    Dilutive effect of stock
            options, computed using
            the treasury stock method         1,001                1,021                   895

    Weighted average number of common
      and common equivalent shares
      outstanding                            22,067               20,241                14,756

    Net income                              $    33,914         $ 25,155          $     14,048
    Earnings per common share--primary      $      1.54         $   1.24          $       0.95



    Weighted average number of common            21,066           19,220                13,861
      shares outstanding
    Add:    Dilutive effect of
            stock options, computed using
            the treasury stock method             1,014            1,064                 1,055

    Add:    Additional shares assumed to
            be outstanding from
            conversion of convertible
            securities                                0              818                 3,963

    Weighted average number of common
      shares outstanding assuming
      full dilution                              22,080           21,102                18,879
    Net income                              $    33,194          $25,155           $    14,048


    Add:    Interest on convertible
            securities, net of
            income taxes                              0              237                 2,183

    Net income, as adjusted                 $    33,914          $25,392           $    16,231
    Earnings per common share--
     fully diluted                          $      1.54          $  1.20           $      0.86

   (1) Restated to reflect the combined results of Oakwood and Golden West. See Note 1 to the financial statements incorporated by reference herein.

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